UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2011

LEAPFROG ENTERPRISES, INC.

(Exact name of registrant as specified in its chapter)

Delaware	1-31396	95-4652013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6401 Hollis Street, Suite 100 Emeryville, California	94608-1071
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 420-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2011, our compensation committee approved a 2011 cash bonus plan (the “Bonus Plan”) for all of our executive officers except our Chief Executive Officer, John Barbour. Pursuant to the terms of their employment with us, each of these executive officers is eligible for an annual bonus in an amount equal to a percentage of their annual base salary, ranging from 50% to 75% (the “Target Bonus”). Under the Bonus Plan, payment of each executive officer’s Target Bonus for 2011 is subject to the attainment of certain performance objectives divided into two separate components: a company component comprising 70% of the Target Bonus (the “Company Component”) and an individual component comprising 30% of the Target Bonus (the “Individual Component”). Since Mr. Barbour’s incentive compensation payment for 2011 is guaranteed under his employment agreement, he will not participate in the Bonus Plan.

The Company Component will be paid to the executive officers based on the company’s achievement of “threshold,” “target,” and “stretch” operating income and net sales goals. Each of these two elements of the Company Component would be paid to the executive officers at 0% if we did not achieve the threshold goal, at 50% if we achieved the threshold goal, at 100% if we achieved the target goal and at 150% if we achieve the stretch goal. For achieving operating income or net sales levels between the respective goals, that element of the company performance objective would be funded ratably.

Executive officers are eligible to receive the Individual Component if the company achieves an operating income goal. If eligible, the Individual Component will be paid to an executive officer in an amount dependent upon achievement of their individual performance objectives for the year, in the opinion of the compensation committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LeapFrog Enterprises, Inc. (Registrant)

	By:	/s/ Mark A. Etnyre
Date: May 2, 2011		Mark A. Etnyre
Chief Financial Officer